UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FINISAR CORPORATION

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MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

March 11, 2019

Dear Shareholders of II-VI Incorporated and Stockholders of Finisar Corporation:

On February 14, 2019, II-VI Incorporated and Finisar Corporation commenced the mailing of a definitive joint proxy statement/prospectus, dated February 7, 2019 (the “Joint Proxy Statement/Prospectus”) to shareholders of II-VI and stockholders of Finisar relating to the II-VI Special Meeting and the Finisar Special Meeting, each of which will be held on March 26, 2019. This is a supplement to the Joint Proxy Statement/Prospectus. This supplement to the Joint Proxy Statement/Prospectus (this “Supplement”) supplements and updates certain information in the Joint Proxy Statement/Prospectus.

Your vote is very important. II-VI and Finisar cannot complete the Merger unless the II-VI shareholders vote to approve the Share Issuance Proposal and Finisar’s stockholders vote to approve the Merger Proposal. The Merger, the Share Issuance Proposal and the Merger Proposal each are described in detail in the Joint Proxy Statement/Prospectus.

If you have not already submitted a proxy for use at the II-VI Special Meeting or the Finisar Special Meeting, you are urged to do so promptly. No action in connection with this Supplement is required by any II-VI shareholder or Finisar stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy. Information about voting or revoking a proxy appears in the Joint Proxy Statement/Prospectus in the sections entitled “Questions and Answers” beginning on page 12, “Information about the Finisar Special Meeting — Voting of Shares, Proxies and Revocations” beginning on page 67 and “Information about the II-VI Special Meeting — Voting of Shares, Proxies and Revocations” beginning on page 73.

The Finisar Stockholder Actions

As of March 11, 2019, eight lawsuits have been filed by alleged Finisar stockholders challenging the Merger (collectively, the “Finisar Stockholder Actions”): (1) Hein v. Finisar Corporation, et al., 19CV340510, filed in the Superior Court of California, County of Santa Clara; (2) Tenvold v. Finisar Corporation, et al., 1:19-cv-00050, filed in the United States District Court for the District of Delaware; (3) Klein v. Finisar Corporation, et al., 5:19-cv-00155, filed in the United States District Court for the Northern District of California; (4) Wheby v. Finisar Corporation, et al., 1:19-cv-00064, filed in the United States District Court for the District of Delaware; (5) Sharma v. Finisar Corporation, et al., 5:19-cv-00220, filed in the United States District Court for the Northern District of California; (6) Davis v. Finisar Corporation, et al., 3:19-cv-00271, filed in the United States District Court for the Northern District of California; (7) Bushansky v. Finisar Corporation, et al., 5:19-cv-00446, filed in the United States District Court for the Northern District of California; and (8) Pappey v. Finisar Corporation, et al., 1:19-cv-00167, filed in the United States District Court for the District of Delaware.

The Finisar Stockholder Actions name as defendants Finisar and each member of the Finisar Board (together, the “Finisar Defendants”). In addition, the Hein, Tenvold, and Klein complaints name II-VI and Merger Sub as defendants. The Hein, Tenvold, Klein, Wheby, Davis, Bushansky, and Pappey lawsuits are putative class actions in which plaintiffs seek relief on behalf of themselves and a putative class defined as all similarly-situated Finisar stockholders.

The Hein complaint alleges that the Finisar Board breached its fiduciary duties to Finisar stockholders by purportedly engaging in an insufficient sales process, obtaining inadequate merger consideration, and filing a materially misleading preliminary proxy statement that does not include, among other things, material information regarding the sales process, financial projections for both Finisar and II-VI, and financial analyses conducted by their financial advisors. The Hein complaint further asserts that Finisar, II-VI, and Merger Sub knowingly aided and abetted the Finisar Board in breaching their fiduciary duties to Finisar stockholders by entering into the proposed transaction. The Hein complaint seeks to preliminarily and permanently enjoin the proposed transaction unless the information requested by the plaintiff is disclosed. The Hein complaint also seeks rescission and unspecified damages if the Merger is consummated, and attorneys’ fees and expert fees and costs.

The Tenvold, Klein, Wheby, Sharma, Davis, Bushansky, and Pappey complaints purport to state claims for violations of

Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9 and, in the case of the Davis complaint, Regulation G promulgated thereunder. The plaintiffs in these actions generally allege that the preliminary proxy statement contained in the registration statement on Form S-4 (File No. 333-229052), of which the Joint Proxy Statement/Prospectus forms a part, omits material information with respect to the proposed transaction which renders the preliminary proxy statement false and misleading. More specifically, the Tenvold complaint alleges that the proposed merger consideration does not properly compensate stockholders for their investment in Finisar and that the proxy statement contains materially incomplete and misleading information concerning the sales process, financial projections prepared by Finisar management, and the financial analyses conducted by Finisar’s financial advisor. The Klein complaint alleges that the proxy statement omits material information regarding the percentage of the combined company that Finisar stockholders will own, the valuation analyses performed by Finisar’s financial advisor, and potential conflicts of interest among the Finisar Board. The Wheby complaint alleges that the proxy statement omits material information regarding Finisar, II-VI, and the combined company’s financial projections, as well as Finisar’s financial advisor’s analyses. The Sharma complaint alleges that the proxy statement omits material information regarding Finisar’s financial projections, as well as financial analyses conducted by its financial advisor. The Davis complaint alleges that the proxy statement omits material information regarding Finisar’s financial projections, including an alleged failure to reconcile non-GAAP measures with their most directly comparable GAAP equivalent. The Bushansky complaint alleges that the proxy statement omits material information regarding the data and inputs underlying the financial analyses conducted by Finisar’s financial advisor, as well as potential conflicts of interest for both Finisar’s company insiders and its financial advisor. The Pappey complaint alleges that the proxy statement omits material information regarding Finisar, II-VI, and the combined company’s financial projections, as well as the analyses performed by Finisar’s financial advisor.

The plaintiffs in these actions seek an order enjoining the defendants from filing a definitive proxy statement with the SEC or otherwise disseminating a definitive proxy statement to Finisar stockholders, or proceeding with closing the Merger, unless and until the preliminary proxy statement is cured. In the event the Merger is consummated prior to entry of final judgment, the Tenvold, Klein, Wheby, Sharma, Bushansky, and Pappey complaints seek rescission of the Merger or rescissory damages, and the Tenvold, Klein, Wheby, Sharma, Davis, Bushansky, and Pappey complaints also seek unspecified damages, attorneys’ and expert fees, and expenses and costs. The defendants believe that the complaints are without merit.

On March 8, 2019, the parties to the Finisar Stockholder Actions entered into a memorandum of understanding (the “Finisar Stockholder MOU”) in which the plaintiffs in the Finisar Stockholder Actions agreed to dismiss their individual claims with prejudice and to dismiss claims asserted on behalf of the putative class without prejudice, and the defendants agreed to make certain of the supplemental disclosures set forth herein. The Finisar Stockholder MOU further provides that the parties shall attempt to resolve, as soon as practicable, the plaintiffs’ counsel’s anticipated claim for an award of attorneys’ fees and expenses based on the purported benefit they believe was conferred on Finisar stockholders by causing the supplemental disclosures to be disseminated. If the parties cannot reach an agreement, the plaintiffs’ counsel have agreed that any claim for an award of attorneys’ fees and expenses will be made in a single, joint application in the United States District Court for the District of Delaware, and the defendants have reserved the right to challenge the amount of such an award.

The II-VI Shareholder Action

As of March 11, 2019, one lawsuit has been filed by an alleged II-VI shareholder challenging the Merger (the “II-VI Shareholder Action”). That complaint, a putative class action complaint, was filed by Thomas Stabile in the United States District Court for the Western District of Pennsylvania and is captioned Stabile v. II-VI Incorporated, et al., 2:19-cv-00062. The II-VI Shareholder Action names as defendants II-VI and each member of the II-VI Board and Ms. Mary Jane Raymond, II-VI’s Chief Financial Officer (the “II-VI Defendants”). The II-VI Shareholder Action seeks relief on behalf of a putative class defined as all similarly situated II-VI shareholders.

The II-VI Shareholder Action purports to state claims for violations of Section 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-9. The plaintiff alleges that the preliminary proxy statement contained in the registration statement on Form S-4 (File No. 333-229052), of which the Joint Proxy Statement/Prospectus forms a part, omits material information with respect to the proposed transaction which renders the preliminary proxy statement false and misleading. Specifically, the II-VI Shareholder Action alleges that the proxy statement omits to disclose material information regarding the amount of financing fees that II-VI’s financial advisor will receive for serving as the left lead arranger and a lender for financing of the proposed Merger.

The plaintiff in the II-VI Shareholder Action seeks an order enjoining the defendants from proceeding with closing the Merger, unless and until the preliminary proxy statement is cured. In the event the Merger is consummated prior to entry of final judgment, the plaintiff seeks rescission of the Merger or rescissory damages, and also seeks unspecified damages, attorneys’ and expert fees, and expenses and costs. The II-VI Defendants believe that the II-VI Shareholder Action is without merit.

On March 11, 2019, the parties to the II-VI Shareholder Action entered into a settlement agreement (the “Settlement Agreement”) in which the plaintiff agreed to dismiss his individual claims with prejudice and to dismiss claims asserted on behalf of the putative class without prejudice, and the II-VI Defendants agreed to make certain of the supplemental disclosures set forth herein. Additionally, the Settlement Agreement provides that the parties shall attempt to resolve, as soon as practicable, the plaintiff’s counsel’s anticipated claim for an award of attorneys’ fees and expenses based on the purported benefit he believes was conferred on II-VI shareholders by causing the supplemental disclosures to be disseminated. If the parties cannot reach an agreement, the plaintiff’s counsel’s claim for an award of attorneys’ fees and expenses will be filed in the United States District Court for the Western District of Pennsylvania, and the II-VI Defendants have reserved the right to challenge the amount of such an award.

The Finisar Defendants and the II-VI Defendants have vigorously denied, and continue vigorously to deny, that they have committed or aided and abetted in the commission of any violation of law or duties or engaged in any of the wrongful acts that were or could have been alleged in the Finisar Stockholder Actions or the II-VI Shareholder Action, and expressly maintain that, to the extent applicable, they diligently and scrupulously complied with any applicable fiduciary and other legal duties and are entering into the proposed settlement solely to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, and to avoid any possible delay to the closing of the Merger that might arise from further litigation. Nothing in this Supplement, the Finisar Stockholder MOU, the Settlement Agreement, or any other settlement documentation or filings in any of the applicable courts shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

The proposed settlement of the Finisar Stockholder Actions and the II-VI Shareholder Action will not affect the timing of the II-VI Special Meeting or the Finisar Special Meeting or the amount or form of merger consideration payable to the Finisar stockholders in connection with the proposed Merger.

Important information concerning the proposed Merger is set forth in the Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus is amended and supplemented by, and should be read in conjunction with, the information set forth in this Supplement, which information shall be considered part of the Joint Proxy Statement/Prospectus. Capitalized terms used in this Supplement but not otherwise defined herein have the meanings ascribed to those terms in the Joint Proxy Statement/Prospectus.

II-VI and Finisar urge you to read carefully and in their entirety the Joint Proxy Statement/Prospectus that was previously sent to you and this Supplement, including the Annexes to the Joint Proxy Statement/Prospectus and the documents incorporated by reference therein.

II-VI and Finisar continue to support this combination of our companies. The II-VI Board continues to recommend that II-VI shareholders vote “FOR” each of the Share Issuance Proposal and the II-VI Adjournment Proposal, each as described in the Joint Proxy Statement/Prospectus, and the Finisar Board continues to recommend that Finisar stockholders vote “FOR” each of the Merger Proposal, the Finisar Adjournment Proposal and the Compensation Proposal, each as described in the Joint Proxy Statement/Prospectus.

AMENDED AND SUPPLEMENTAL DISCLOSURE

Without admitting in any way that the disclosures below are material or otherwise required by law, II-VI and Finisar make the following amended and supplemental disclosures:

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Opinion of Finisar’s Financial Advisor” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 105 of the Joint Proxy Statement/Prospectus under the heading “Selected Comparable Company Analysis for Finisar” by replacing the second paragraph therein with the following:

Barclays calculated and compared various financial multiples and ratios of Finisar and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s enterprise value, or EV, as a multiple of (i) its calendar year 2018 and 2019 estimated revenue, (ii) its calendar year 2018 and 2019 estimated earnings before interest, taxes, depreciation, amortization and stock-based compensation, or EBITDAS, which, for Acacia Communications, Inc. and NeoPhotonics Corporation, was not meaningful (“NM”) for calendar year 2018 due to a negative EBITDAS value or because the multiple was greater than 25.0x, and (iii) its calendar year 2018 and 2019 estimated operating income, which, for Acacia Communications, Inc. (for calendar years 2018 and 2019), Applied Optoelectronics, Inc. (for calendar year 2018) and NeoPhotonics Corporation (for calendar years 2018 and 2019), was NM because the multiple was greater than 25.0x. Barclays also calculated and analyzed each company’s ratio of its current stock price to its estimated calendar year 2018 and 2019 non-GAAP earnings per share, or EPS (commonly referred to as a price earnings ratio, or P/E), which, for Acacia Communications, Inc. (for calendar year 2018) and NeoPhotonics Corporation (for calendar years 2018 and 2019), was NM because the multiple yielded was greater than 45.0x. The EV of each company was obtained by adding the principal amount of its short and long-term debt to the sum of the market value of its diluted equity value, using the treasury stock method, the value of any preferred stock (at liquidation value), the value of any pension liabilities, the value of capital leases and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations for the comparable companies (other than for II-VI) were performed, and based, on publicly available financial data and closing prices, as of November 8, 2018, the last trading date prior to the delivery of Barclays’ opinion.

The following table sets forth the multiples analyzed by Barclays for each of the selected comparable companies with respect to Finisar.

	EV/CY Revenue		EV/CY Operating Income		EV/CY EBITDAS		P/CY Non-GAAP EPS
	2018E	2019E	2018E	2019E	2018E	2019E	2018E	2019E
Acacia Communications, Inc.	4.93x	3.85x	NM	NM	NM	22.6x	NM	32.8x
Applied Optoelectronics, Inc.	1.71x	1.48x	NM	16.1x	13.7x	9.0x	21.0x	18.2x
Lumentum Holdings, Inc.	2.54x	2.23x	12.6x	10.2x	9.8x	8.2x	13.3x	11.5x
NeoPhotonics Corporation	1.35x	1.22x	NM	NM	NM	13.6x	NM	NM
II-VI Incorporated	2.67x	2.22x	18.1x	11.9x	12.7x	8.8x	20.8x	14.4x

All of these calculations for Finisar were performed, and based on, the Finisar Projections. All of the calculations for II-VI were performed, and based, on the Barclays Fairness Opinion II-VI projections.

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Opinion of Finisar’s Financial Advisor” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 107 of the Joint Proxy Statement/Prospectus under the heading “Selected Comparable Company Analysis for II-VI” by replacing the second paragraph therein with the following:

Barclays calculated and compared various financial multiples and ratios of II-VI and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s EV (calculated as described above) as a multiple of (i) its calendar year 2018 and 2019 estimated revenue and (ii) its calendar year 2018 and 2019 estimated EBITDAS, which, for Acacia Communications, Inc., was not meaningful for calendar year 2018 due to a negative EBITDAS value or because the multiple was greater than 25.0x. Barclays also calculated and analyzed each company’s ratio of its current stock price to its calendar year 2018 and 2019 estimated non-GAAP EPS, which, for Acacia Communications, Inc., was not meaningful for calendar year 2018 because the multiple yielded was greater than 45.0x. All of these calculations for the comparable companies (other than for Finisar) were performed, and based, on publicly available financial data and closing prices, as of November 8, 2018, the last trading date prior to the delivery of Barclays’ opinion.

The following table sets forth the multiples analyzed by Barclays for each of the selected comparable companies with respect to II-VI.

	EV/CY Revenue		EV/CY EBITDAS		P/CY Non-GAAP EPS
	2018E	2019E	2018E	2019E	2018E	2019E
Finisar Corporation	1.57x	1.31x	11.4x	6.3x	27.0x	11.0x
Acacia Communications, Inc.	4.93x	3.85x	NM	22.6x	NM	32.8x
Lumentum Holdings, Inc.	2.54x	2.23x	9.8x	8.2x	13.3x	11.5x
Coherent, Inc.	1.89x	2.00x	6.8x	8.2x	10.4x	11.8x
IPG Photonics Corporation	4.67x	4.52x	10.6x	10.4x	18.1x	18.2x
MKS Instruments, Inc.	1.96x	1.93x	6.6x	6.4x	9.7x	9.6x
JENOPTIK AG	1.90x	1.79x	12.4x	11.2x	21.0x	18.8x

All of these calculations for Finisar were performed, and based on, the Finisar Projections. All of the calculations for II-VI were performed, and based, on the Barclays Fairness Opinion II-VI projections.

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Opinion of Finisar’s Financial Advisor” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 107 of the Definitive Proxy Statement under the heading “Selected Precedent Transaction Analysis” by replacing the paragraph therein that starts “As part of its precedent transactions analysis…” and ends with “…Barclays also analyzed NTM revenue growth to LTM revenue growth” with the following:

As part of its precedent transactions analysis, for each of the selected transactions, based on information Barclays obtained from publicly available information, Barclays analyzed the EV to (i) last-12-months for which financial information was publicly available, or LTM, revenue and the subsequent 12-months, or NTM, revenue, (ii) LTM operating income and NTM operating income and (iii) LTM EBITDAS and NTM EBITDAS. As part of its precedent transactions analysis, for each of the selected transactions, based on information Barclays obtained from publicly available information, Barclays also analyzed NTM revenue growth to LTM revenue growth. The following table sets forth the multiples analyzed by Barclays for each of the selected precedent transactions. “NM” represents negative value.

	EV/Revenue		EV/Operating Income		EV/EBITDAS
	LTM	NTM	LTM	NTM	LTM	NTM
MKS Instruments, Inc. / Electro Scientific Industries, Inc.	2.16x	2.87x	7.1x	12.4x	6.6x	10.6x
Lumentum Holdings, Inc. / Oclaro, Inc.	2.46x	2.79x	11.2x	20.8x	9.5x	14.3x
Corning, Inc. / 3M - Communication Markets Division	2.47x	2.25x	13.3x	8.4x	10.6x	7.1x
Asia-IO, Redview, Axiom, Aberdeen and TR Advisors / Source Photonics, Inc.	1.06x	NA	NA	NA	6.6x	NA
Corning, Inc. / Alliance Fiber Optic Products, Inc.	3.35x	3.32x	12.3x	13.3x	10.9x	11.7x
Coherent, Inc. / Rofin-Sinar Technologies, Inc.	1.57x	1.56x	12.4x	12.1x	10.3x	10.3x
MKS Instruments, Inc. / Newport Corp.	1.65x	1.59x	14.9x	15.9x	10.4x	9.0x
Koch Industries, Inc. / Oplink Communications LLC	1.52x	1.24x	31.5x	9.3x	16.2x	7.2x
M/A-COM Technology / BinOptics Corp.	6.57x	5.35x	NA	NA	NA	NA
AMETEK, Inc. / Zygo Corp.	1.80x	NA	16.1x	NA	12.3x	NA
II-VI, Inc. / Oclaro’s Gallium Arsenide Laser Diode Business	1.31x	1.64x	NM	NA	NA	NA
Avago Technologies Ltd. / CyOptics, Inc.	1.90x	1.55x	NA	NA	NA	NA

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Opinion of Finisar’s Financial Advisor” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 110 of the Joint Proxy Statement/Prospectus under the heading “Discounted Cash Flow Analysis” by replacing the second paragraph therein with the following:

Barclays performed a discounted cash flow analysis of Finisar based on estimates of unlevered free cash flows of Finisar as reflected in the Finisar Projections to derive a range of implied present values per share of Finisar Common Stock as of November 8, 2018. Barclays used the mid-year convention in its discounted cash flow analysis to more accurately reflect the present value of future cash flows because cash flows are actually earned throughout the year rather than at the end of the year. Utilizing discount rates ranging from 11.0% to 12.0%, reflecting estimates of Finisar’s weighted average cost of capital, or WACC, Barclays derived a range of implied EVs for Finisar by discounting to present value as of November 8, 2018, (i) estimates of unlevered free cash flows of Finisar for the stub period from November 8, 2018 through April 30, 2019 and for the fiscal years 2020 and 2021 based on the Finisar Projections and (ii) a range of terminal values for Finisar derived by applying perpetuity growth rates ranging from 2.0% to 4.0% to the estimated terminal unlevered free cash flow for Finisar calculated based upon the Finisar Projections. The range of after-tax discount rates of 11.0% to 12.0% was selected based on an analysis of the WACC of Finisar, which was derived by application of the Capital Asset Pricing Model. The after-tax unlevered free cash flows were calculated by taking the after-tax non-GAAP operating income of Finisar (which did not include stock-based compensation as an expense), adding depreciation, and subtracting capital expenditures and adjusting for changes in net working capital. In calculating the after-tax unlevered free cash flows, it was assumed that capital expenditures would equal depreciation in the terminal year. To calculate estimated EVs, Barclays then added the present value of the terminal values to the present values of the unlevered free cash flows for the stub period from November 8, 2018 through April 30, 2019 and for the fiscal years 2020 and 2021. Barclays then calculated a range of implied prices per share of Finisar by subtracting net debt (found by subtracting the value of Finisar’s short term cash and short term investments from the principal amount of its total convertible debt) as of July 29, 2018 from the estimated EVs using the discounted cash flow method and dividing such amount by the diluted number of shares of Finisar Common Stock, calculated using the treasury stock method, and using the number of shares of Finisar Common Stock, Finisar Stock Options and Finisar Restricted Stock Units outstanding as of November 6, 2018. This analysis implied a range of value per share of Finisar Common Stock of $22.38 to $30.64.

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Opinion of Finisar’s Financial Advisor — Other Factors” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 111 of the Joint Proxy Statement/Prospectus under the heading “Discounted Cash Flow Analysis for II-VI” by adding the following sentence immediately prior to the last sentence in such section:

The range of after-tax discount rates of 10.0% to 11.0% was selected based on an analysis of the WACC of II-VI, which was derived by application of the Capital Asset Pricing Model.

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Opinion of II-VI’s Financial Advisor” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure starting on page 117 of the Joint Proxy Statement/Prospectus under the heading “Discounted Cash Flow Analysis” by replacing such section with the following:

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Finisar to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Finisar was forecasted to generate from June 30, 2018 through 2023 based on the adjusted Finisar projections, both (i) taking into account the value per share of assumed cost savings in the amount of $150 million at perpetuity growth rates of 0.0% to 2.5%, phased in $35 million in year 1, $100 million in year 2 and $150 million in year 3, and assuming one-time costs to achieve such cost savings equal to $75 million in year 1 and $50 million in year 2, and incremental capital expenditures of $5 million in year 1, $20 million in year 2 and $9 million in year 3, and (ii) without taking into account such assumed cost savings. BofA Merrill Lynch calculated terminal values for Finisar by extrapolating Finisar’s normalized unlevered free cash flow at perpetuity growth rates of 3.5% to 4.0%, which perpetuity growth rates were selected based on BofA Merrill Lynch’s professional judgment and experience. The cash flows and terminal values were then discounted to present value as of June 30, 2018, assuming a mid-year convention, using discount rates ranging from 8.75% to 11.00%, which were based on an estimate of Finisar’s weighted average cost of capital, which was derived using the Capital Asset Pricing Model. To the resulting enterprise values, BofA Merrill Lynch subtracted net debt, estimated as of June 30, 2018, to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for Finisar as compared to the Merger Consideration of $26.00 per share of Finisar Common Stock.

Implied Per Share Equity Value Reference Range for Finisar		Merger Consideration
Standalone	Taking Into Account Cost Savings
$18.70 - $28.95	$25.30 - $41.30	$26.00

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Opinion of II-VI’s Financial Advisor — Summary of Material II-VI Financial Analysis” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure starting on page 118 of the Joint Proxy Statement/Prospectus under the heading “Present Value of Future Stock Price” by replacing such section with the following:

Present Value of Future Stock Price. BofA Merrill Lynch performed an analysis to derive implied present values of hypothetical future prices for II-VI Common Stock on a stand-alone basis, and on a pro forma basis after giving effect to the Merger, in each case as of June 30 of 2020 through 2022. BofA Merrill Lynch calculated hypothetical future prices for II-VI Common Stock by applying an illustrative weighted average estimated 2019 adjusted EPS multiple of 19.6x for the stand-alone case and 18.6x for the pro forma case (calculated by using illustrative Finisar and II-VI five-year average NTM adjusted EPS multiples of 17.4x and 19.6x, respectively) to estimated adjusted EPS and pro forma adjusted EPS for II-VI for the following year, in each case as of June 30 of 2020 through 2022, as reflected in the II-VI projections and the estimated cost savings. The resulting hypothetical future stock prices were then discounted to present value as of November 8, 2018 using a discount rate of 11.0%, based on an estimate of II-VI’s cost of equity, which was derived using the Capital Asset Pricing Model. This analysis indicated approximate implied present values for the price of II-VI Common Stock, on a stand-alone and pro forma basis, ranging from $83.14 to $105.86 and $100.21 to $119.90, respectively. This analysis indicated that the present value of the hypothetical June 2022 pro forma future stock price (giving effect to the Merger) would represent a 13.3% premium to the present value of the hypothetical June 2022 stand-alone future stock price.

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Opinion of II-VI’s Financial Advisor — Summary of Material Finisar Financial Analysis” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 120 of the Joint Proxy Statement/Prospectus under the heading “Miscellaneous” by replacing the fourth paragraph in such section with the following:

II-VI has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee currently estimated to be approximately $29,000,000, approximately $2,000,000 will be payable in connection with delivery of its opinion and the remaining portion of which is contingent upon consummation of the Merger. II-VI also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws. In addition, Bank of America, N.A., an affiliate of BofA Merrill Lynch, is participating in the financing for the Merger, including acting as left lead arranger and administrative agent in connection with the II-VI Senior Credit Facilities of up to $2.425 billion in aggregate principal amount, in connection with which Bank of America, N.A. will receive fees that are estimated to be in an amount of up to $28 million. For more information on the II-VI Senior Credit Facilities, see the section entitled “The Merger – Description of Debt Financing” beginning on page 135 of this joint proxy statement/prospectus.

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Unaudited Prospective Financial Information” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 121 of the Joint Proxy Statement/Prospectus under the heading “Finisar Projections” by adding the following sentence to the end of the third paragraph of such section:

Such Finisar management projections were also provided to II-VI, Party B and Party D, which were the only prospective bidders to receive any projections of Finisar in this process.

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Unaudited Prospective Financial Information” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 122 of the Joint Proxy Statement/Prospectus under the heading “Finisar Projections” by replacing the table on such page in its entirety with the following:

(in millions)	Stub FY2019(1)	FY2020	FY2021
Revenue	$649	$1,657	$1,860
Non-GAAP EBITDAS	$101	$380	$478
Non-GAAP EBIT	$50	$258	$344
Non-GAAP NOPAT	$46	$236	$316
Depreciation	$51	$122	$134
Change in Net Working Capital	$4	$(92)	$(54)
Capital Expenditures(2)	$(93)	$(140)	$(150)
Non-GAAP Unlevered Free Cash Flow(3)	$8	$126	$247

(1)	FY2019 stub period is from November 8, 2018 to April 30, 2019.
(2)	It is assumed that capital expenditures equal depreciation in the terminal year.
(3)

“Unlevered Free Cash Flow” is a non-GAAP financial measure calculated by starting with net operating profit after tax, or NOPAT, and adding back depreciation and then subtracting change in net working capital and capital expenditures. Net working capital projections used to calculate Unlevered Free Cash Flow are based on FY2017 and FY2018 historical levels.

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Unaudited Prospective Financial Information” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure starting on page 123 of the Joint Proxy Statement/Prospectus by replacing the section entitled “II-VI Projections” with the following:

In connection with its evaluation of the Merger, II-VI management prepared certain financial forecasts and unaudited prospective financial information relating to II-VI for the years ending June 30, 2019 through June 30, 2023 on a stand-alone basis, assuming II-VI would continue as an independent company, without giving effect to the Merger, consisting of certain base II-VI projections and II-VI management adjusted II-VI projections, which are, together, referred to in this section of this joint proxy statement/prospectus as the “II-VI projections.” The II-VI projections for the years ending June 30, 2019 through June 30, 2023 were made available to Barclays and Finisar on or prior to October 23, 2018, except as noted in the tables below. The II-VI projections for the year ending June 30, 2019 were subsequently updated by II-VI management and were provided to BofA Merrill Lynch on November 6, 2018 for purposes of its financial analysis and opinion (see “The Merger — Opinion of II-VI’s Financial Advisor” beginning on page 112 of this joint proxy statement/prospectus). II-VI directed BofA Merrill Lynch to use and rely upon (and BofA Merrill Lynch accordingly used and relied upon) the II-VI projections for purposes of its financial analysis and opinion. The II-VI Board also reviewed and considered the II-VI management adjusted II-VI projections at the meeting of the II-VI Board held on November 8, 2018.

The II-VI projections reflect numerous assumptions and estimates that II-VI made in good faith, including, without limitation, (i) that macroeconomic conditions will remain stable, both in the U.S. and globally; (ii) that no major changes occur in U.S. policy, laws and regulations; (iii) that gross margins in the industries served remain stable; (iv) that no new regulatory and business changes occur relating to II-VI’s business and operations; (v) that no major changes in industry pricing trends generally occur; and (vi) certain other matters referred to below under “The Merger — Unaudited Prospective Financial Information — General” beginning on page 127 of this joint proxy statement/prospectus. The base II-VI projections also assume that GAAP as in effect as of the date the base II-VI projections were made applies throughout the projection period.

The following table presents a summary of the base II-VI projections:

	FY19		FY20	FY21	FY22	FY23
	(in millions, except per share amounts)
Revenues(1)	$1,378	(2)	$1,677	$2,025	$2,422	$2,792
EBITDA(3)	278		431	566	730	893
EBIT(4)	176	(5)	312	432	582	728
Net Income	126		230	324	441	563
Earnings Per Share	1.93	(6)	3.44	4.76	6.39	8.04

(1)	Includes revenues from II-VI’s recent acquisition of CoAdna Holdings Inc.
(2)

FY19 revenue figure provided to Barclays and Finisar on October 23, 2018 was $1,375 million. BofA Merrill Lynch was subsequently provided an updated FY19 revenue figure of $1,378 million by II-VI management on November 6, 2018.

(3)	EBITDA defined by II-VI management as earnings before interest, taxes, depreciation and amortization.
(4)	EBIT defined by II-VI management as earnings before interest and taxes.
(5)

FY19 EBIT figure provided to Barclays and Finisar on October 17, 2018 was $182.2 million. Certain updated financial information (not including GAAP FY19 EBIT) was provided by II-VI to Barclays on October 23, 2018, along with instructions on how to calculate GAAP FY19 EBIT based on the information included in the October 23, 2018 update, which would have resulted in an FY19 EBIT figure of $175.6 million. BofA Merrill Lynch was subsequently provided an updated FY19 EBIT figure of $176.4 million by II-VI management on November 6, 2018.

(6)	FY19 EPS figure provided to Barclays on October 23, 2018 was $1.91. BofA Merrill Lynch was subsequently provided an updated FY19 EPS figure of $1.93 by II-VI management on November 6, 2018.

The following table presents a summary of the II-VI management adjusted II-VI projections:(7)

	FY19		FY20	FY21	FY22	FY23
	(in millions, except per share amounts)
Revenues	$1,378	(8)	$1,677	$2,025	$2,422	$2,792
Adjusted EBITDA(9)	314	(10)	467	608	780	945
Adjusted Earnings Per Share(11)	2.63	(12)	3.95	5.22	6.78	8.19
Unlevered Free Cash Flow(13)	(1	)(14)	50	196	343	481

(7)	Reflects the full effect of II-VI’s recent acquisition of CoAdna Holdings Inc.
(8)

FY19 revenue figure provided to Barclays on October 23, 2018 was $1,374.8 million. BofA Merrill Lynch was subsequently provided an updated FY19 revenue figure of $1,378.2 million by II-VI management on November 6, 2018.

(9)	Adjusted EBITDA defined by II-VI management as earnings before interest, taxes, depreciation and amortization, plus stock-based compensation and plus certain one-time costs.
(10)	II-VI did not provide Barclays or Finisar with FY19 adjusted EBITDA figures.
(11)

Adjusted EPS defined by II-VI management as earnings per share, plus after tax amortization of intangibles, plus after tax amortization of non-cash convertible note discount, plus after tax stock-based compensation, plus after tax certain one-time costs.

(12)

FY19 adjusted EPS figure provided to Barclays on October 23, 2018 was $2.70 (see “Unaudited Prospective Financial Information — Barclays Fairness Opinion II-VI Projections”), which amount was calculated for that period only as follows: earnings per share, plus pre-tax amortization of intangibles, stock-based compensation, plus certain one time costs. BofA Merrill Lynch was subsequently provided an updated FY19 adjusted EPS figure of $2.63 by II-VI management on November 6, 2018, which amount was calculated using the methodology described in footnote (11) above. This difference in methodology of non-GAAP related adjustments, mainly related to amortization of non cash convertible note discount and income taxes, between the October 23, 2018 calculation of FY19 and the November 6, 2018 calculation of FY19 resulted in lower FY19 adjusted EPS by approximately $0.09. Thus, while the base II-VI projections for EPS increased by $0.02 between October 23, 2018 and November 6, 2018, the FY19 adjusted EPS projection declined from $2.70 to $2.63 between these dates as a result of this difference in methodology.

(13)

Unlevered Free Cash Flow defined by II-VI management as earnings before interest, taxes and amortization, less taxes, plus depreciation, less change in net working capital and less capital expenditures.

(14)	II-VI did not provide Barclays or Finisar with Unlevered Free Cash Flow figures.

EBITDA, EBIT, Adjusted EBITDA, Adjusted Earnings Per Share and Unlevered Free Cash Flow, as presented above, are each a non-GAAP financial measure. This information was not prepared for public disclosure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. Additionally, non-GAAP financial measures as presented by II-VI may not be comparable to similarly titled measures reported by other companies. In the view of II-VI’s management, the II-VI projections were prepared on a reasonable basis based on the information available to II-VI’s management at the time of their preparation.

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Unaudited Prospective Financial Information” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure on page 125 of the Joint Proxy Statement/Prospectus under the heading “Barclays Fairness Opinion II-VI Projections” by replacing the first paragraph therein with the following:

In connection with its evaluation of the Merger, II-VI management prepared certain financial forecasts and unaudited prospective financial information relating to II-VI for the years ending June 30, 2019 through June 30, 2023 on a stand-alone basis, assuming II-VI would continue as an independent company, without giving effect to the Merger. The II-VI projections for the years ending June 30, 2019 through June 30, 2023 were made available to Finisar and Barclays on or prior to October 23, 2018, except as set forth in notes 2, 5, 8 and 12 of the II-VI projections (see “Unaudited Prospective Financial Information — II-VI Projections” beginning on page 123 of this joint proxy statement/prospectus). Barclays made certain adjustments and calculated certain amounts based on the II-VI projections made available to Finisar and Barclays on or prior to October 23, 2018, except as set forth in notes 2, 5, 8 and 12 of the II-VI projections, which adjusted and calculated amounts are referred to in this section of this joint proxy statement/prospectus as the “Barclays Fairness Opinion II-VI projections.” Barclays used and relied upon, among other things, the Barclays Fairness Opinion II-VI projections for purposes of its financial analysis and opinion (see “The Merger — Opinion of Finisar’s Financial Advisor” beginning on page 102 of this joint proxy statement/prospectus).

The section of the Joint Proxy Statement/Prospectus entitled “The Merger — Description of Debt Financing” is amended and supplemented as follows:

The following disclosure amends and supplements the disclosure starting on page 135 of the Joint Proxy Statement/Prospectus by replacing the section entitled “Description of Debt Financing” with the following:

On November 8, 2018, in connection with its entry into the Merger Agreement, II-VI entered into the Commitment Letter, which was subsequently amended and restated on December 7, 2018 and on December 14, 2018. Subject to the terms and conditions set forth in the Commitment Letter, the Lending Parties have severally committed to provide 100% of up to $2.425 billion in aggregate principal amount of the II-VI Senior Credit Facilities, comprised of (i) a “term a” loan facility of up to $1.0 billion, a portion of which will be available after the closing of the Merger on a delayed draw basis, (ii) a “term b” loan facility of up to $975.0 million and (iii) a revolving credit facility of up to $450.0 million. II-VI currently intends to pay the cash portion of the aggregate Merger Consideration and pay related fees and expenses in connection with the Merger using the proceeds of draws under the II-VI Senior Credit Facilities and cash and short-term investments of II-VI and Finisar. II-VI currently does not intend to draw on the revolving credit facility in order to fund the cash portion of the aggregate Merger Consideration. Bank of America, N.A., an affiliate of BofA Merrill Lynch, will be entitled to receive financing fees in connection with the debt financing under the Commitment Letter, currently estimated to be an amount of up to $28 million, which estimated fees form a portion of the estimate of debt issuance costs related to II-VI Senior Credit Facilities set forth in Note 8 to the unaudited pro forma condensed combined financial information of II-VI. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information — Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 174. For a description of the financial advisory fees payable to BofA Merrill Lynch, see the section entitled “The Merger – Opinion of II-VI’s Financial Advisor” beginning on page 112.

The Lead Arrangers’ obligation to provide the debt financing under the Commitment Letter is subject to customary conditions, including, without limitation, the following (subject to certain exceptions and qualifications as set forth in the Commitment Letter):

•	the execution and delivery by all parties thereto of definitive documentation with respect to the II-VI Senior Credit Facilities;

•	a substantially concurrent closing of the Merger with the closing under the II-VI Senior Credit Facilities;

•	the receipt by the Lead Arrangers of certain specified financial statements of II-VI and Finisar; and

•

the accuracy (subject to materiality standards set forth in the Commitment Letter) of certain specified representations and warranties in the Merger Agreement and in the definitive documents with respect to the II-VI Senior Credit Facilities.

The commitments of the Lead Arrangers with respect to the II-VI Senior Credit Facilities will automatically terminate at 11:59 p.m., New York City time, on the first to occur of (i) November 8, 2019 (unless the Merger occurs on or prior thereto), (ii) the date of closing of the Merger without the use of proceeds from the II-VI Senior Credit Facilities or (iii) the date on which II-VI delivers written notice to terminate its obligations under the Merger Agreement pursuant to the terms thereof or the date that the Merger Agreement is terminated.

The documentation governing the II-VI Senior Credit Facilities has not been finalized and, accordingly, the actual terms of the II-VI Senior Credit Facilities may differ from those described herein or in the Commitment Letter as a result of the syndication process. Although the debt financing described in this joint proxy statement/prospectus is not subject to a due diligence or “market out,” such financing may not be considered assured. The obligation of the Lead Arrangers to provide the debt financing under the Commitment Letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the II-VI Senior Credit Facilities may not be funded when required or at all. As of the date of this joint proxy statement/prospectus, no alternative financing arrangements have been made in the event the II-VI Senior Credit Facilities are not available, and any such alternative financing arrangements may not be available on acceptable terms, or at all, if the II-VI Senior Credit Facilities are not consummated.

Forward-looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed transaction or to make any filing or take other action required to consummate such transaction in a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important factors that may cause such a difference include, but are not limited to: (i) the ability of II-VI and Finisar to complete the proposed transaction on the anticipated terms and timing or at all, (ii) the ability of the parties to satisfy the conditions to the closing of the proposed transaction, including obtaining required regulatory approvals, (iii) potential litigation relating to the proposed transaction, which could be instituted against II-VI, Finisar or their respective directors, (iv) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, (v) the triggering of any third party contracts containing consent and/or other similar provisions, (vi) any negative effects of the announcement of the transaction on the market price of Finisar’s common stock and/or negative effects of the announcement or commencement of the transaction on the market price of II-VI’s common stock, (vii) uncertainty as to the long-term value of II-VI’s common stock, and thus the value of the II-VI shares to be issued in the transaction, (viii) any unexpected impacts from unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations after the consummation of the transaction and on the other conditions to the completion of the merger, (ix) inherent risks, costs and uncertainties associated with integrating the businesses successfully and achieving all or any of the anticipated synergies, (x) potential disruptions from the proposed transaction that may harm II-VI’s or Finisar’s respective businesses, including current plans and operations, (xi) the ability of II-VI and Finisar to retain and hire key personnel, (xii) adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S. or foreign laws, rules or regulations, that could delay or prevent completion of the proposed transaction or cause the terms of the proposed transaction to be modified, (xiii) the ability of II-VI to obtain or consummate financing or refinancing related to the transaction upon acceptable terms or at all, (xiv) economic uncertainty due to monetary or trade policy, political or other issues in the United States or internationally, (xv) any unexpected fluctuations or weakness in the U.S. and global economies, (xvi) changes in U.S. corporate tax laws as a result of the Tax Cuts and Jobs Act of 2017 and any future legislation, (xvii) foreign currency effects on II-VI’s and Finisar’s respective businesses, (xviii) competitive developments including pricing pressures, the level of orders that are received and can be shipped in a quarter, changes or fluctuations in customer order patterns, and seasonality, (xix) changes in utilization of II-VI or Finisar’s manufacturing capacity and II-VI’s ability to effectively manage and expand its production levels, (xx) disruptions in II-VI’s business or the businesses of its customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system, and (xxi) the responses by the respective managements of II-VI and Finisar to any of the aforementioned factors. Additional risks are described under the heading “Risk Factors” in II-VI’s Annual Report on Form 10-K for the year ended June 30, 2018, filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 28, 2018 and in Finisar’s Annual Report on Form 10-K for the year ended April 29, 2018 filed with the SEC on June 15, 2018.

These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the Joint Proxy Statement/Prospectus. While the list of factors discussed above is, and the list of factors presented in the Joint Proxy Statement/Prospectus are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Neither II-VI nor Finisar assumes any obligation to publicly provide revisions or updates to any forward looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

In connection with the proposed transaction between II-VI and Finisar, II-VI and Finisar have filed relevant materials with the SEC, including a registration statement on Form S-4 filed by II-VI that includes a joint proxy statement of II-VI and Finisar and also constitutes a prospectus of II-VI, and the Joint Proxy Statement/Prospectus, which has been mailed to shareholders of II-VI and stockholders of Finisar and filed with the SEC. INVESTORS AND SECURITY HOLDERS OF II-VI AND FINISAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT HAVE OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the registration statement on Form S-4 and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by II-VI or Finisar through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by II-VI will be available free of charge within the Investor Relations section of II-VI’s internet website at https://www.ii-vi.com/investor-relations/. Copies of the documents filed with the SEC by Finisar will be available free of charge on Finisar’s internet website at http://investor.finisar.com/investor-relations.

Participants in Solicitation

II-VI, Finisar, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of II-VI is set forth in its Annual Report on Form 10-K for the year ended June 30, 2019, which was filed with the SEC on August 28, 2018, and its definitive proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on March 31, 2017. Information about the directors and executive officers of Finisar is set forth in its Annual Report on Form 10-K for the year ended April 29, 2018, which was filed with the SEC on June 15, 2018, and its definitive proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on July 26, 2018. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.